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Exhibit 10.1

Terms and Conditions for 2008 Stock Option Awards

Overview

        These Terms and Conditions apply to the option granted to you by IAC/InterActiveCorp ("IAC" or the "Company") pursuant to Section 5 of the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan (the "Plan") of the right and option (the "Stock Options") to purchase the number of shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), set forth in your award notice (the "Award Notice") at the exercise price per share set forth in the Award Notice. The Stock Option shall be a Nonqualified Stock Option. Unless earlier terminated pursuant to the terms of your Award Notice, these Terms and Conditions or the Plan, the Stock Options shall expire within ten years of your Award Date.

        ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

        In order for your Stock Options to vest, you must be continuously employed by IAC or any of its Subsidiaries or Affiliates (excluding Expedia, Inc. and its subsidiaries) during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

        Subject to the Award Notice, these Terms and Conditions and the Plan, your Stock Options shall vest and become exercisable (such period prior to vesting is the "Restriction Period") as follows:

Vesting Date	Percentage of the Stock Option Award Vesting
On the first year anniversary of your Award Date	25%
On the second year anniversary of your Award Date	25%
On the third year anniversary of your Award Date	25%
On the fourth year anniversary of your Award Date	25%

Method of Exercise of the Stock Options and Payment of the Exercise Price

        The portion of your Stock Options that are vested shall be exercisable by delivery to the Company or the agent selected by IAC to administer the Plan (the "Agent") of a written (including by way of electronic means) notice stating the number of whole shares to be purchased pursuant to these Terms and Conditions and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. Your Stock Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Stock Options are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

        The exercise price of the Stock Options shall be paid: (i) in cash or by certified check or bank draft payable to the order of the Company; (ii) by exchange of shares of unrestricted Common Stock of the Company already owned by you and having an aggregate Fair Market Value equal to the aggregate purchase price (which amount shall be equal to the product of the exercise price multiplied by the number of shares of Common Stock in respect of which the Stock Options are being exercised); provided, that you represent and warrant to the Company that you hold the shares of Common Stock free and clear of liens and encumbrances; (iii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company; provided, however, that such exercise must be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; or (iv) by any other procedure approved by the Committee, or by a combination of the foregoing.

Termination of Employment

        The treatment of your Stock Options upon the termination of your employment is set forth in your Award Notice, the remainder of this "Termination of Employment" section and the Plan. For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Employment. Except as set forth below, upon a Termination of Employment, all vested Stock Options may be exercised prior to the first to occur of (a) the 90th day after such Termination of Employment or (b) expiration of the option grant.

        If your employment is terminated by IAC or any of its Subsidiaries or Affiliates for Cause, or if following any Termination of Employment between you and IAC or any of its Subsidiaries or Affiliates for any reason IAC determines that during the two (2) years prior to such Termination of Employment there was an event or circumstance that would have been grounds for termination for Cause, all of your Stock Options (whether or not vested) shall be forfeited and canceled in their entirety upon such termination. In the event you exercised your Stock Options upon your Termination of Employment for Cause or after an event that would be grounds for a Termination of Employment for Cause, the Company shall be entitled to recover from you at any time within two (2) years after such exercise, and you shall pay over to the Company, any gain realized as a result of the exercise. This remedy shall be without prejudice to, or waiver of, any other remedies IAC or its Subsidiaries or Affiliates may have in such event.

        In the event of a Termination of Employment due to your death (or, in the event of your death following a Termination of Employment while the Stock Options remain exercisable) that portion of the Stock Options, if any, which is exercisable at the time of death may be exercised by your estate or by a person who acquired the right to exercise such Stock Options by bequest or inheritance or otherwise by reason of your death at any time prior to the first to occur of (a) one (1) year after the date of death or (b) expiration of the option grant. In the event of a Termination of Employment due to your Disability or Retirement, that portion of the Stock Option, if any, which is exercisable at the time of such Termination of Employment for Disability or Retirement may be exercised by you or your guardian or legal representative at any time prior to the first to occur of (a) one (1) year after such Termination of Employment or (b) expiration of the option grant.

Taxes and Withholding

        No later than the date of exercise of the Stock Options granted hereunder (or such earlier date as of which an amount in respect of the Stock Options first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes), you shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld upon the exercise of your Stock Options and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to you (either directly or indirectly through its agent), federal, state, local and foreign taxes of any kind required by law to be withheld upon the exercise of your Stock Options. Notwithstanding the foregoing, the Company shall be entitled to hold the shares issuable to you upon exercise of your Stock Options until the Company or the Agent has received from you (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such Stock Options.

Adjustment in the Event of Change in Stock; Change in Control

        Adjustment in the Event of Change in Stock.    In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of IAC (each, a "Share Change"), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting IAC or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board shall make such substitutions or adjustments as it, in its good faith and sole discretion, deems appropriate and equitable to the number and kind of shares of Common Stock subject to your Stock Options and/or the exercise price per share. The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Stock Option award recipients.

        Change in Control.    In the event you cease to be employed by either IAC or any of its Subsidiaries or Affiliates within the two (2) year period following a Change in Control of IAC (and not any of its Subsidiaries or Affiliates) as a result of (i) a termination by IAC or any of its Subsidiaries or Affiliates without Cause, (ii) your death or Disability or (iii) a resignation by you for Good Reason (as defined in Section 10 of the Plan), then upon the occurrence of such Termination of Employment, 100% of your unvested Stock Options shall automatically vest. In addition, following a Termination of Employment under these circumstances, your Stock Options will expire upon the later of (i) the last date on which your Stock Options would be exercisable in the absence of a Change in Control and (ii) the earlier of (A) the first anniversary of the Change in Control and (B) expiration of the option grant. The Disaffiliation of the Subsidiary or Affiliate of IAC by which you are employed or for which you are performing services at the time of such sale or other disposition by IAC shall be considered a Termination of Employment (not a Change in Control) and shall be governed by the applicable provisions of the Plan and the provision set forth under the caption "Termination of Employment" above; provided that the Committee or the Board may deem it appropriate to make an equitable adjustment to your Stock Options.

Non-Transferability of Stock Options

        Your Stock Options are non-transferable (including by way of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise) by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and your Stock Options may be exercised, during your lifetime, only by you or by your guardian or legal representative or any transferee described above.

No Rights as a Stockholder

        Neither you nor any transferee of your Stock Options shall have rights as a stockholder (including the right to vote the shares underlying your Stock Options and the right to receive dividends, except as provided above or in the Plan) with respect to any shares covered by such Stock Options until you or your transferee (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a) of the Plan and (iii) has paid in full for the shares issuable upon exercise.

Payment of Transfer Taxes, Fees and Other Expenses

        The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of your Stock Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the foregoing, you shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income, social security, estate or excise taxes) that may be payable as a result of your participation in the Plan or as a result of the exercise of your Stock Options and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the exercise of your Stock Options.

Other Restrictions

        The exercise of your Stock Options shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, the exercise shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

        In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event of any conflict between your Award Notice (or any other information posted on IAC's extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and IAC's books and records, or (ii) ambiguity in the Award Notice (or any other information posted on IAC's extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)), IAC's books and records shall control.

Amendment

        IAC may modify, amend or waive the terms of your Stock Options, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of these Terms and Conditions shall not operate or be construed as a waiver of any other provision hereof.

Data Protection

        The acceptance of your Stock Options constitutes your authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the "Relevant Companies") of any and all personal or professional data that is necessary or desirable for the administration of your Stock Options and/or the Plan (the "Relevant Information"). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Stock Options and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Stock Options also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Notification of Changes

        Any changes to these Terms and Conditions shall either be posted on IAC's extranet and www.benefitaccess.com or communicated (either directly by IAC or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.

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  Exhibit 10.1